As filed with the Securities and Exchange Commission on August 18, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED STATES LIME & MINERALS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	75-0789226
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5429 LBJ FREEWAY, SUITE 230
DALLAS, TEXAS	75240
(Address of principal executive offices)	(Zip Code)
UNITED STATES LIME & MINERALS, INC.
AMENDED AND RESTATED 2001 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
TIMOTHY W. BYRNE
PRESIDENT AND CHIEF EXECUTIVE OFFICER
UNITED STATES LIME & MINERALS, INC.
5429 LBJ FREEWAY, SUITE 230
DALLAS, TEXAS 75240
(Name and address of agent for service)
(972) 991-8400
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum	Amount of
Title of securities	Amount to be	maximum offering	aggregate offering	registration
to be registered	registered	price per share	price	fee
Common Stock, par value $0.10 per share	175,000 (1)	$37.575 (2)	$6,575,625.00 (2)	$366.92 (2)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan. (The “2001 Plan”).

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low per share sales prices of the Common Stock on August 14, 2009 as reported on the NASDAQ Global Market.
     As permitted by Rule 429 under the Securities Act, the reoffer prospectus included in this Registration Statement serves as a combined reoffer prospectus for both the Registration Statement and the Registrant’s previous registration statement on Form S-8 with respect to the 2001 Plan filed with the Commission on June 20, 2002 (File No. 333-90876).

UNITED STATES LIME & MINERALS, INC.
250,000 SHARES
COMMON STOCK
($0.10 PAR VALUE PER SHARE)
     This Prospectus relates to an aggregate of up to 250,000 shares (the “Shares”) of common stock, $0.10 par value per share (the “Common Stock”), of United States Lime & Minerals, Inc., a Texas corporation (the “Company,” “we,” or “our”), which may be offered for sale from time to time by the selling shareholders named herein or to be named in the future by means of supplements to this Prospectus. The Shares offered hereby have been or will have been acquired under the Company’s Amended and Restated 2001 Long-Term Incentive Plan (the “2001 Plan”).
     The selling shareholders and certain broker-dealers that participate in the offer and sale of the Shares on behalf of the selling shareholders may be deemed to be “underwriters” for purposes of the Securities Act of 1933, as amended (the “Securities Act”), in which case commissions and discounts received by such broker-dealers may be deemed to be underwriting compensation under the Securities Act. See “PLAN OF DISTRIBUTION.” The Company will pay all expenses incident to the offering and sale of the Shares to the public other than commissions and discounts of underwriters, brokers, dealers, or agents. The Company will not receive any proceeds from the sale of the Shares by the selling shareholders.
     There is no assurance that any of the selling shareholders will sell any of the Shares or that all of the Shares will be sold. The Common Stock is listed on the NASDAQ Global Market under the symbol USLM. On August 14, 2009, the closing price of the Common Stock was $37.08 per share.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 18, 2009

     No person has been authorized in connection with the offering made hereby to give any information or to make any representation other than those contained in, or incorporated by reference into, this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby, nor shall there be any sale of the Shares, to any person in any jurisdiction in which it is unlawful to make such offer, solicitation, or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information herein or the affairs of the Company since the date of this Prospectus.
TABLE OF CONTENTS

Available Information	2
Documents Incorporated by Reference	2
General Information	3
Selling Shareholders	3
Use of Proceeds	4
Plan of Distribution	4
Experts	5
AVAILABLE INFORMATION
     The Company files periodic reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents concerning the Company are available online through the Commission’s website at http://www.sec.gov, and can also be inspected and copied, at prescribed rates, during normal business hours at the Commission’s Public Reference Room, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
     The Company has filed with the Commission registration statements on Form S-8 (of which this Prospectus is a part) under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the registration statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Complete copies of the registration statements are available from the Commission.
DOCUMENTS INCORPORATED BY REFERENCE
     The Commission allows the Company to incorporate by reference into this Prospectus some of the information that we have filed with the Commission pursuant to the Exchange Act. The following documents are incorporated by reference and are deemed to be a part of this Prospectus:
o	Our Annual Report on Form 10-K for the year ended December 31, 2008;

o	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009;

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o	Our Current Reports on Form 8-K filed with the Commission on February 10, 2009 and May 7, 2009; and

o	The description of the Common Stock contained in our registration statement on Form 8-A (File No. 000-4197) filed with the Commission on December 4, 1969, including any amendment or report filed for the purpose of updating such description.
     All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Prospectus or in a document incorporated by reference into this Prospectus will be modified or superseded for purposes of this Prospectus to the extent that it is modified or superseded by a statement contained in a subsequently filed document which also is incorporated by reference into this Prospectus. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this Prospectus.
     We will provide free of charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of such person, a copy of the documents that have been or may be incorporated by reference into this Prospectus (other than exhibits to such documents, unless the exhibit is specifically incorporated by reference into such documents). Requests should be directed to:
M. Michael Owens
Vice President and Chief Financial Officer
United States Lime & Minerals, Inc.
5429 LBJ Freeway, Suite 230
Dallas, Texas 75240
(972) 991-8400
GENERAL INFORMATION
     The principal business of the Company is the production and sale of lime and limestone products. We also own certain royalty and working interests in natural gas wells. Our executive offices are located at 5429 LBJ Freeway, Suite 230, Dallas, Texas 75240, our telephone number is (972) 991-8400, and our website is at http://www.uslm.com.
SELLING SHAREHOLDERS
     This Prospectus relates to the Shares that the selling shareholders have acquired or will acquire under the 2001 Plan. Each of the selling shareholders is a director or executive officer of the Company. The Shares to which this Prospectus relates may be “control securities” within the meaning of General Instruction C to Form S-8. Neither the statements in this Prospectus or in the related registration statement, nor any delivery of this Prospectus in connection with the

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disposition of Shares by any of the selling shareholders, will be an admission by the Company or any of the selling shareholders that the selling shareholder is in a control relationship with the Company.
     The table attached as Annex A sets forth, with respect to the selling shareholders and based on the information available to us as of the date thereof, the name and position of each selling shareholder, the number of shares of Common Stock owned, the number of Shares available for resale under this Prospectus, and the number and percent of our outstanding shares of Common Stock that will be owned after giving effect to this offering. We do not know whether any of the selling shareholders will sell any or all of the Shares offered by this Prospectus. The inclusion of Shares in the table in Annex A does not constitute a commitment to sell any Shares by any of the selling shareholders named therein.
USE OF PROCEEDS
     The Company will not receive any of the proceeds from the sale of any of the Shares by the selling shareholders.
PLAN OF DISTRIBUTION
     The Shares may be sold from time to time by the selling shareholders or by their respective pledgees, donees, transferees, or other successors in interest. Such sales may be made on the NASDAQ Global Market, in the over-the-counter market, or otherwise at prices and at terms then prevailing, at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation:
o	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	A block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	Purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus;

o	An exchange distribution in accordance with the rules of such exchange; and

o	Face-to-face transactions between sellers and purchasers with or without a broker-dealer.
     In effecting sales of the Shares, broker-dealers engaged by the selling shareholders may arrange for the participation of other broker-dealers. Broker-dealers may receive compensation in the form of underwriting discounts or commissions from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.

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     Once the Company has been notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, exchange or secondary distribution, or a purchase by a broker-dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: the participating broker-dealer; the number of Shares involved; the price at which such Shares were sold; the commissions paid or discounts allowed to such broker-dealer, where applicable; that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus (as supplemented); and other facts material to the transaction.
     In addition to any sales of the Shares under this Prospectus, the selling shareholders may, at the same time, sell any shares of Common Stock owned by them, including the Shares covered by this Prospectus, pursuant to Rule 144 under the Securities Act.
     There is no assurance that the selling shareholders will sell any or all of the Shares offered hereby.
     The Company will pay all expenses incident to the offering and sale of the Shares pursuant to this Prospectus other than commissions and discounts of underwriters, brokers, dealers, or agents.
EXPERTS
     The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said reports.

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ANNEX A
SELLING SHAREHOLDERS
     The following table sets forth, as of August 14, 2009, the name of each selling shareholder, the nature of any position, office, or other material relationship which the selling shareholder has had within the past three years with the Company and its affiliates, the number of shares of Common Stock owned by the selling shareholder prior to the offering described in this Prospectus, the number of Shares that may be offered and sold for the selling shareholder’s account pursuant to this Prospectus, and the number and percentage of shares of Common Stock to be owned by the selling shareholder after completion of the offering:

Common Stock to be
		Shares to be	Owned After This Offering
Name and	Common Stock Owned	Sold in This	Number of	Percent of
Position	Before This Offering	Offering	Shares	Outstanding
Timothy W. Byrne, President and Chief Executive Officer	36,155 (1)	36,155 (2)	6,845 (3)	0.11	%(4)

(1)	This number includes 28,655 shares of Common Stock owned directly by the selling shareholder and 7,500 shares subject to outstanding options granted under the 2001 Plan, and does not include 6,835 shares allocated to the selling shareholder under the Company’s 401(k) plan (the “401(k) Plan”).

(2)	This number includes 7,500 shares issuable upon exercise of outstanding options granted under the 2001 Plan, 16,628 shares received upon prior exercise of options granted under the 2001 Plan, and 12,027 shares resulting from restricted stock granted under the 2001 Plan.

(3)	This is the number of shares of Common Stock that the selling shareholder would own if all of the shares being offered under this Prospectus were sold and includes 6,845 shares allocated to the selling shareholder under the 401(k) Plan.

(4)	Percentage is based upon 6,385,722 shares of Common Stock outstanding as of August 14, 2009.
     The selling shareholder named above may be deemed to be an “affiliate” of the Company, as that term is defined under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.
     Omitted pursuant to Rule 428 and Form S-8.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
     Omitted pursuant to Rule 428 and Form S-8.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents are incorporated by reference and are deemed to be a part of this Registration Statement:
o	Our Annual Report on Form 10-K for the year ended December 31, 2008;

o	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009;

o	Our Current Reports on Form 8-K filed with the Commission on February 10, 2009 and May 7, 2009; and

o	The description of the Common Stock contained in our registration statement on Form 8-A (File No. 000-4197) filed with the Commission on December 4, 1969, including any amendment or report filed for the purpose of updating such description.
     All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold will be incorporated by reference into this Registration Statement and be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement or in a document incorporated by reference into this Registration Statement will be modified or superseded for purposes of this Registration Statement to the extent that it is modified or superseded by a statement contained in a subsequently filed document which also is incorporated by reference into this Registration Statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article 2.02-1 of the Texas Business Corporation Act, as amended, authorizes the Company to indemnify our officers and directors and certain other persons in certain instances. In addition, Article 2.02-1 and our Bylaws require that we indemnify any director or officer against reasonable expenses he incurs in connection with a wholly successful defense of a proceeding in which he is a named defendant or respondent because he is or was a director or officer. This indemnification will only occur with the determination that the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as our director or officer, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (iii), in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the director or officer is found liable to us or is found liable on the basis that personal benefit was improperly received, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.
     Article 2.02-1 and our Bylaws generally require determinations that the person to be indemnified has satisfied the prescribed conduct and belief standards, as determined by directors who are not themselves then named defendants or respondents in the proceeding, by a special legal counsel selected by the Board of Directors or a committee thereof, or by shareholders in a vote that excludes the shares held by directors and officers who are named defendants or respondents in the proceeding.
     The Bylaws further require us to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding. We must also advance reasonable expenses to a director or officer upon receipt of a good faith affirmation by him that he has met the standard of conduct necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined that he has not met those requirements.
     The Bylaws permit us to indemnify and advance expenses to an officer, employee, or agent to such further extent as may be consistent with law, including persons serving another entity in various capacities at our request. The Bylaws also authorize us to purchase and maintain insurance or make other arrangements on behalf of directors, officers, employees, and agents against or in respect of liabilities.
     Any indemnification of or advance of expenses to a director under the Bylaws or any statute must be reported in writing to shareholders not later than the notice of the next shareholders’ meeting or the next submission to shareholders of a consent to action without a meeting and, in any event, within the 12-month period immediately following the indemnification or advance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.
     The following is a list of all exhibits filed as a part of this Registration Statement:

EXHIBIT	DESCRIPTION

4.1	Articles of Amendment to the Articles of Incorporation of Scottish Heritable, Inc. dated as of January 25, 1994 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File Number 000-4197).

4.2	Restated Articles of Incorporation of the Company dated as of May 14, 1990 (incorporated by reference to Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File Number 000-4197).

4.3	Composite Copy of Bylaws of the Company dated as of December 31, 1991 (incorporated by reference to Exhibit 3(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File Number 000-4197).

4.4	United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement for its 2009 Annual Meeting of Shareholders held on May 1, 2009, File Number 000-4197).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature pages of this Registration Statement).
ITEM 9. UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 14th day of August, 2009.

UNITED STATES LIME & MINERALS, INC.
By:	/s/ Timothy W. Byrne
Timothy W. Byrne
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby appoints Timothy W. Byrne and M. Michael Owens, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 462(b) under the Securities Act), necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the Registration Statement as the aforesaid attorneys-in-fact executing the same deem appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done with respect to this Registration Statement or any such amendments or registration statements in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Timothy W. Byrne Timothy W. Byrne	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 14, 2009

/s/ M. Michael Owens M. Michael Owens	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2009

/s/ Antoine M. Doumet Antoine M. Doumet	Director and Chairman of the Board	August 14, 2009

/s/ Edward A. Odishaw Edward A. Odishaw	Director	August 14, 2009

/s/ Wallace G. Irmscher Wallace G. Irmscher	Director	August 14, 2009

/s/ Richard W. Cardin Richard W. Cardin	Director	August 14, 2009

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Articles of Amendment to the Articles of Incorporation of Scottish Heritable, Inc. dated as of January 25, 1994 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File Number 000-4197).

4.2	Restated Articles of Incorporation of the Company dated as of May 14, 1990 (incorporated by reference to Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File Number 000-4197).

4.3	Composite Copy of Bylaws of the Company dated as of December 31, 1991 (incorporated by reference to Exhibit 3(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, File Number 000-4197).

4.4	United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement for its 2009 Annual Meeting of Shareholders held on May 1, 2009, File Number 000-4197).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature pages of this Registration Statement).